Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114802

PROSPECTUS SUPPLEMENT NO. 4
(To Prospectus dated April 4, 2005)

43,328,933 Shares

Fieldstone Investment Corporation

Common Stock

We are a self-managed, fully integrated mortgage banking company that owns and manages a portfolio of non-conforming mortgage loans originated primarily by our mortgage origination subsidiary, Fieldstone Mortgage Company. We have elected to be taxed as a real estate investment trust for federal income tax purposes.

Our common stock trades on the NASDAQ National Market under the symbol “FICC.” On October 20, 2005, the last reported sale price of our common stock was $10.61 per share. The following table sets forth, for the first, second, third and fourth quarters of 2005 (through October 20, 2005), the high and low closing sale prices for our common stock as reported on NASDAQ:

	High	Low
2005
First Quarter	$17.00	$13.96
Second Quarter	$14.58	$12.00
Third Quarter	$15.20	$11.22
Fourth Quarter (through October 20, 2005)	$11.81	$10.55

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 17, 2005 and our Current Reports on Form 8-K filed with the Securities and Exchange Commission on October 19, 2005. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated April 4, 2005, Prospectus Supplement No. 1 dated May 16, 2005, Prospectus Supplement No. 2 dated July 5, 2005 and Prospectus Supplement No. 3 dated August 15, 2005, with respect to the resale of up to 43,328,933 shares of common stock by the selling stockholders named therein.

See “Risk Factors” beginning on page 11 of the Prospectus for risk factors relevant to an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 21, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

October 11, 2005
Date of report (Date of earliest event reported)

FIELDSTONE INVESTMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	000-50938 (Commission File Number)	74-2874689 (IRS Employer Identification No.)

11000 Broken Land Parkway, Suite 600 Columbia, Maryland 21044 (Address of Principal Executive Offices)
(410) 772-7200 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement

On October 11, 2005 Fieldstone Mortgage Ownership Corp. (“FMOC”), a direct wholly owned subsidiary of Fieldstone Investment Corporation (“FIC”), entered into a master repurchase agreement (the “Repurchase Agreement”) with Liquid Funding, Ltd. (“Liquid Funding”), an affiliate of Bear Stearns Bank plc. The Repurchase Agreement sets forth the terms for a repurchase facility (the “Facility”) under which FMOC, from time to time, may sell to Liquid Funding a portfolio of subprime mortgage securities (the “Purchased Securities”) in an aggregate amount not to exceed $200,000,000, and whereby FMOC will repurchase from Liquid Funding the Purchased Securities upon the repurchase date for such Purchased Securities. The specific pricing terms and composition and amount of Purchased Securities purchased in each transaction under the Facility will be determined by the parties on a transaction by transaction basis. As of October 17, 2005, Purchased Securities having a market value of 80,807,973.00 have been sold to Liquid Funding under the Facility. Terms for the purchase of the securities sold as of October 17, 2005 consist of a margin ratio of 65% or 80%, depending on the security sold, with a funding spread of 0.50%, and an interest rate of 4.44563% resulting in an aggregate purchase price by Liquid Funding of $57,073,000.00 on October 13, 2005, the date of purchase.

The Facility is scheduled to remain open until October 13, 2006 and is subject to customary terms and conditions including those pertaining to security interests and margin maintenance requirements. The Repurchase Agreement also includes customary event of default provisions which are triggered if, among other things, (a) FMOC fails to transfer the Purchased Securities on a specified purchase date as required by the Repurchase Agreement; (b) FMOC fails to repurchase the Purchased Securities on a specified repurchase date as required under the Repurchase Agreement; (c) FMOC fails to cure any margin deficit arising as a result of a decrease in the value of the Purchased Securities; (d) an act of insolvency occurs with respect to FMOC; (e) any of FMOC’s representations and warranties set forth in the Repurchase Agreement are found to be incorrect or untrue in any material respect; (f) FMOC admits to Liquid Funding that it is unable or unwilling to perform under the Repurchase Agreement; (g) FMOC fails to make any payment of a required price differential as required by the Repurchase Agreement within one business day of the date on which such differential is due; (h) FMOC fails to comply with any other requirements of the Repurchase Agreement or specified sections of any annexes thereto and such failure remains uncured for a period of 15 days after notice thereof; or (i) (1) FMOC defaults under a specified transaction under the Repurchase Agreement (a “Specified Transaction”) and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) FMOC defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least two Business Days if there is no applicable notice requirement or grace period) or (3) FMOC disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (each an “Event of Default”).

In the event of an Event of Default by FMOC, Liquid Funding shall have the right to accelerate the repurchase date under the Facility, cause all income generated by the Purchased Securities to be applied to the unpaid repurchase price of the Purchased Securities, and cause FMOC to deliver any Purchased Securities in FMOC’s possession or control to Liquid Funding. In addition, should an Event of Default of FMOC occur, FMOC shall be liable to Liquid Funding for (i) all reasonable legal fees incurred by Liquid Funding incurred in connection with the Event of Default, (ii) all costs of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of the Event of Default and (iii) any other damages, losses, costs or expenses directly arising or resulting from the occurrence of the Event of Default.

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As further security for FMOC’s obligations under the Repurchase Agreement, FIC has provided a performance guaranty of all of FMOC’s obligations under the Facility to Liquid Funding.

ITEM 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required hereunder is provided under Item 1.01 above and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIELDSTONE INVESTMENT CORPORATION
Date: October 17, 2005	By:	/s/ MICHAEL J. SONNENFELD
President and Chief Executive Officer

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

October 13, 2005
Date of report (Date of earliest event reported)

FIELDSTONE INVESTMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-50938	74-2874689
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11000 Broken Land Parkway, Suite 600
Columbia, Maryland 21044

(Address of Principal Executive Offices)

(410) 772-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.   Changes in Registrant’s Certifying Accountant

(a)   Previous independent accountants

(i)    KPMG LLP was previously the principal accountants for Fieldstone Investment Corporation (the “Registrant”). On October 13, 2005, the Registrant dismissed KPMG LLP as its independent accountants. The Registrant’s Audit Committee participated in and approved the decision to change independent accountants.

(ii)   The reports of KPMG LLP on the consolidated financial statements of the Registrant and subsidiaries as of and for the years ended December 31, 2004 and 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: KPMG LLP’s report on the consolidated financial statements of Fieldstone Investment Corporation and subsidiaries as of and for the years ended December 31, 2003 and 2002, contained a separate paragraph stating that “as discussed in Note 2 to the consolidated financial statements, the Company has restated its consolidated financial statements as of and for the year ended December 31, 2003.”

(iii) In connection with the audits of the last two fiscal years ended December 31, 2004 and 2003, and the subsequent interim period through October 13, 2005, there have been no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

(iv)  In connection with the audits of the last two fiscal years ended December 31, 2004 and 2003 and the subsequent interim period through October 13, 2005, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

(v)   The Registrant has provided KPMG LLP with a copy of this Form 8-K prior to its filing with the U.S. Securities and Exchange Commission. The Registrant has requested that KPMG LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated October 19, 2005, is filed as Exhibit 16.1 to this Form 8-K.

(b)   New independent accountants

(i)    The Registrant engaged Deloitte & Touche LLP as its new independent accountants as of October 14, 2005. During the two most recent fiscal years and through October 14, 2005, the Registrant has not consulted Deloitte & Touche LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Registrant’s financial statements, and neither a written report was provided to the Registrant or oral advice was provided that Deloitte & Touche LLP concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Item 9.01.   Financial Statements and Exhibits

(c)   Exhibits

Exhibit No.	Description
16.1	Letter from KPMG LLP dated October 19, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIELDSTONE INVESTMENT CORPORATION
Date: October 19, 2005	By:	/s/ MICHAEL J. SONNENFELD
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
16.1	Letter from KPMG LLP dated October 19, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

October 18, 2005

Date of report (Date of earliest event reported)

FIELDSTONE INVESTMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-50938	74-2874689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11000 Broken Land Parkway, Suite 600
Columbia, Maryland 21044

(Address of Principal Executive Offices)

(410) 772-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Principal Officers; Election of Directors; Appointment of Officers

(c)   Appointment of Principal Officer

On October 18, 2005, Fieldstone Investment Corporation (the “Registrant”) appointed Teresa McDermott, age 43, as its Principal Financial Officer and Principal Accounting Officer.

Ms. McDermott has served as the Registrant’s Senior Vice President—Controller since February 2004. From January 2003 to February 2004, she held the position of Vice President & Controller, and from November 2001 to January 2003, she served as Assistant Vice President & Assistant Controller. Prior to joining the Registrant, Ms. McDermott served as Chief Financial Officer of PCLoans.com, the successor to Capital Mortgage Bankers, Inc., a national mortgage banking corporation, from 1985 to 1990 and from 1996 to 2001. Prior to PCLoans.com, Ms. McDermott managed the financial reporting and budgeting efforts for Signature Development, Inc. where she served as Senior Vice President and Controller from 1990 through 1996. Still prior, Ms. McDermott worked as an Accounting Manager for Mercantile Mortgage Corporation. She received her B.A. degree in Accounting from Loyola College and is a certified public accountant.

No “family relationship,” as that term is defined in Item 401(d) of Regulation S-K, exists among Ms. McDermott and any director, nominee for election as a director or executive officer of the Registrant. The Registrant has not entered into an employment agreement with Ms. McDermott. The Registrant has entered into a severance agreement with Ms. McDermott pursuant to which, after a change in control of the Registrant, Ms. McDermott would be entitled to a lump sum payment equal to 12 months’ salary if, within 12 months following the consummation of the change in control, she were to be terminated for reason other than cause or if she terminated her employment for good reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIELDSTONE INVESTMENT CORPORATION
Date: October 19, 2005	By:	/s/ MICHAEL J. SONNENFELD
President and Chief Executive Officer

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FIELDSTONE INVESTMENT CORPORATION

43,328,933 Shares of Common Stock

PROSPECTUS SUPPLEMENT NO. 4

October 21, 2005